Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment dated as of January 20, 2009 (this “Amendment”) to the Employment Agreement dated October 1, 2002 (“Employment Agreement”) is entered into by and between Omega Protein Corporation, a Nevada corporation with headquarters in Houston, Texas (the “Company”), and Thomas R. Wittmann (the “Employee”).

WHEREAS, the Employee has formerly served as the Vice President - Operations of the Company; and

WHEREAS, the Employee and Company desire to change Employee’s responsibilities and base salary; and

WHEREAS, the Company desires to provide the Employee with certain assurances regarding his employment in the event of termination of Employee’s employment; and

WHEREAS, the Company and Employee desire to make certain amendments to the Employment Agreement;

THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the parties hereto agree with each other as follows:

1. Section 1 of the Employment Agreement is hereby amended and restated as follows:

1. Employment. On the terms and subject to the conditions set forth herein, the Company hereby employs the Employee and the Employee hereby accepts employment with the Company as Director of Manufacturing Services. The Employee will perform the duties, functions and services as the Senior Vice President - Operations of the Company or his designee may from time to time request.

2. Section 2(a) of the Employment Agreement is hereby amended and restated as follows:

2. Compensation and Other Employee Benefits. As compensation for the Employee’s services hereunder, the Company will:

(a) pay to the Employee an annual base salary (the “Base Salary”), subject to such withholdings or other deductions as may be required by applicable laws or regulations, of One Hundred Ten Thousand and No/100 Dollars ($110,000.00) effective February 1, 2009 (Employee’s prior salary to remain effective prior to that date) in accordance with the then current payroll policies of the Company, which Base Salary will be subject to increase (but not decrease) at the discretion of the Company; and

3. Sections 3 (d)i and 3 (d)ii of the Employment Agreement are hereby amended and restated as follows:

(d)	Voluntary Termination by Company. The Company will be entitled to terminate the Employee’s employment at any time for any reason. The severance payment paid to Employee as a result of voluntary termination by the Company will differ depending on whether such termination takes place before or after a Change of Control (as defined below) has occurred, as set forth below:

(i)	Prior to a Change in Control. If, prior to a Change of Control, the Company terminates the Employee’s employment for any reason other than Due Cause, death or the Employee’s disability, then the Company will pay to the Employee $159,600 payable in installments pro rata in accordance with the then current payroll policies of the Company over the twelve (12)-month period following such termination, and all the rights and benefits the Employee may have under any Company health and welfare benefit plans will be determined in accordance with the terms and conditions of those plans.

(ii)	After a Change of Control. If, after a Change of Control, the Company terminates the Employee’s employment within two (2) years after the date of the Change of Control for any reason other than Due Cause, death or the Employee’s disability, then the Company will pay to the Employee $319,200 payable in installments pro rata in accordance with the then current payroll policies of the Company over the twenty-four (24)-month period following such termination, and all the rights and benefits the Employee may have under the any health and welfare benefit plan will be determined in accordance with the terms and conditions of those plans.

4. Section 6(a) and 6(b) is hereby amended and restated as follows:

6. Notices. All notices, requests, demands and other communications given under or by reason of this Agreement must be in writing and will be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows or to such other address as a party may specify by notice pursuant to this provision:

(a) If to the Company:	Omega Protein Corporation 2105 City West Blvd, Suite 500 Houston, Texas 77042 Attn: Secretary

(b) If to the Employee:	Thomas R. Wittmann 16317 Mayhaw Drive Biloxi, MS 39532

5. New Section 17 shall be added as follows:

17. Section 409A. The Company and Employee agree that this Agreement and Amendment are intended to comply with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (the “Code”) or an exemption from Section 409A and, accordingly, this Agreement and Amendment shall be interpreted to be consistent with Section 409A. In the event that, as of the date of Employee’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), Employee is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), to the extent that any of the payments under this Agreement and Amendment payable on account of a separation from service, including without limitation, any payments in Sections 3d(i) and (ii) are deferred compensation subject to, and not exempt from, Code Section 409A, such amounts shall be paid not earlier than six (6) months after the date of the Employee’s separation from service within the meaning of Code Section 409A (“Waiting Period”); any payments withheld during the Waiting Period will be paid in a lump sum amount on the first business day of the seventh month following the Employee’s separation from service and payments thereafter shall be otherwise paid as provided herein. For the purposes of Code Section 409A, to the extent any payment under this Agreement and Amendment is deferred compensation subject to and not exempt from Code Section 409A, the Employee’s termination from the Company shall mean a separation from service within the meaning of Code Section 409A.

6. All other provisions of the Employment Agreement remain unaffected and in full force and effect.

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement effective as of the date first written above.

OMEGA PROTEIN CORPORATION

By:	/s/ John D. Held
John D. Held
Executive Vice President

EMPLOYEE

/s/ Thomas R. Wittmann
Thomas R. Wittmann

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